EXHIBIT 23.1
Smith, Carney & Co., p.c.
Certified Public Accountant

Joseph E. Brueggen Kenneth L. Carney Edward W. Granger Joseph W. Hornick Kevin D. Howard	5100 N. Brookline Ave., Suite 1000 Oklahoma City, OK 73112-3627 BUS: (405) 272-1040 FAX: (405) 235-6180 1-800-570-1040
Van R. Oliver www.smithcarney.com	5th South Commerce, Suite 33 Ardmore, Oklahoma 73401-3924 BUS: (580) 226-1227 fax: (580) 226-1229

1-866-570-1040
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on this Form S-3 of our report dated March 20, 2008, relating to the consolidated financial statements and internal control over financial reporting of GMX Resources Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Smith, Carney & Co., p.c.
Smith, Carney & Co., p.c.

Oklahoma City, OK
April 18, 2008